Exhibit 97

Viatris Inc.
Incentive-Based Compensation Recovery Policy
Effective December 1, 2023
Scope:
This Incentive-Based Compensation Recovery Policy (the “Policy”) of Viatris Inc. (the “Company”) applies to each Specified Officer as set forth herein.
Purpose:
To establish a policy providing for the recovery of erroneously awarded incentive-based compensation as required by Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 under the Exchange Act and the applicable NASDAQ listing rules (the “NASDAQ Standards”) (collectively, the “Recovery Rules”). This Policy is intended to apply independently of all other clawback, recoupment or forfeiture policies, agreements or other arrangements of the Company (including the Company’s Clawback Policy) (collectively, “Other Clawback Policies”).
Administration:
This Policy shall be administered by the Compensation Committee of the Board of Directors (the “Board”) of the Company (the “Compensation Committee”). The Compensation Committee shall have the full power and authority to interpret, and make determinations under, this Policy consistent with the Recovery Rules. All determinations and decisions made by the Compensation Committee pursuant to this Policy shall be final, conclusive and binding on all persons, including each member of the Company Group, its respective affiliates, stockholders and employees. Any action or inaction by the Compensation Committee with respect to a Specified Officer under this Policy shall in no way limit the Compensation Committee’s actions or decisions not to act with respect to any other Specified Officer under this Policy or Other Clawback Policies, nor shall any such action or inaction serve as a waiver of any other rights the Company may have against any Specified Officer. In the absence of the Compensation Committee, a majority of the independent directors serving on the Board shall administer this Policy as set forth in this paragraph.
Policy:
In the event that the Company is required to prepare a Covered Financial Restatement, the Company shall, on a reasonably prompt basis, recover any Erroneously Awarded Compensation received by a Specified Officer during the three completed fiscal years immediately preceding the applicable Triggering Date and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years; provided, however, that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be considered a completed fiscal year for purposes of this Policy. The Company’s obligation to recover Erroneously Awarded Compensation from a Specified Officer is not dependent on if, or when, the applicable restated financial statements are filed. Unless otherwise specified by the Compensation Committee, a Specified Officer shall be required to forfeit or repay the Erroneously Awarded Compensation within 90 days following the date he or she is informed that he or she holds or has received Erroneously Awarded Compensation from the Company Group. For the avoidance of doubt, any action by the Company to recover Erroneously Awarded Compensation under this Policy from a Specified Officer shall not, whether alone or in combination with any other action, event or condition, be deemed (1) “good reason” or term of similar import or to serve as a basis for a claim of constructive termination under any benefit or compensation arrangement applicable to such Specified Officer or (2) to constitute a breach of a contract or other arrangement to which such Specified Officer is party.

Subject to the Recovery Rules, the Compensation Committee shall have discretion to determine the method by which Erroneously Awarded Compensation shall be recovered from the applicable Specified Officers; provided that (i) to the extent the applicable Erroneously Awarded Compensation consists of amounts that have been received by, but not yet paid to, such Specified Officer, such unpaid amounts shall be forfeited and (ii) to the extent any remaining Erroneously Awarded Compensation consists of amounts paid to such Specified Officer in cash or shares of Company common stock that are still held by such Specified Officer, such Specified Officer shall be entitled to repay such amount either in cash or such shares of Company common stock, as applicable. For the avoidance of doubt, any Erroneously Awarded Compensation received by a Specified Officer that has subsequently been forfeited prior to payment thereof (including as a result of termination of employment or breach of contract) shall be deemed to have been repaid in accordance with this Policy. To the extent that the application of this Policy would provide for recovery of Erroneously Awarded Compensation that the Company recovers pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Clawback Policies, the amount the relevant Specified Officer has already reimbursed the Company will be credited to the required recovery under this Policy.

The Company must recover Erroneously Awarded Compensation pursuant to this Policy, except to the extent the conditions of (1), (2) or (3) of this sentence are satisfied, including the Company’s compliance with any additional requirements set forth in the applicable Recovery Rules related thereto, and the Compensation Committee has made a determination that recovery would be impracticable: (1) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; (2) recovery would violate home country law where the applicable law was adopted prior to November 28, 2022; or (3) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

This Policy shall only apply to Incentive-Based Compensation received on or after October 2, 2023.

This Policy shall not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law.

Definitions:
“Company Group” means the Company, collectively with each of its direct and indirect subsidiaries.

“Covered Financial Restatement” means an accounting restatement due to the material noncompliance by the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The following shall not constitute a Covered Financial Restatement: (1) out-of-period adjustments; (2) retrospective application of a change in accounting principle; (3) retrospective revision to reportable segment information due to a change in the structure of the internal organization of the Company Group; (4) retrospective reclassification due to a discontinued operation; (5) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (6) retrospective revision for stock splits, reverse stock splits, stock dividends or other change in capital structure.

“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by a person who was an Executive Officer at any time during the applicable performance period for such Incentive-Based Compensation and which was received by such person on or after the date of becoming an Executive Officer (such person, a “Specified Officer”) from any member of the Company Group that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated Financial Reporting Measure following the completion of a Covered Financial Restatement, and must be computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (1) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received and (2) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to NASDAQ. For the avoidance of doubt, Erroneously Awarded Compensation may include Incentive-Based Compensation received by a person after such person ceases to be an Executive Officer, including a former employee of the Company Group.

“Executive Officer” means an “executive officer” of the Company, as defined in Rule 10D-1.

“Financial Reporting Measures” mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company Group’s financial statements, and any measures that are derived wholly or in part from such measures, including stock price and other measures based on stock price such as total shareholder return. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, compensation that is earned solely based on service or the passage of time shall not be considered Incentive-Based Compensation for purposes of this Policy.

Incentive-Based Compensation shall be considered to be “received” by a Specified Officer in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is achieved or attained, even if the payment, grant or certification of achievement of the Incentive-Based Compensation occurs after the end of that fiscal period.

“Triggering Date” means the earlier to occur of (1) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required concludes, or reasonably should have concluded, that the Company is required to prepare a Covered Financial Restatement or (2) the date a court, regulator or other legally authorized body directs the Company to prepare a Covered Financial Restatement; provided that the recovery of Erroneously Awarded Compensation pursuant to this Policy as a result of this clause (2) shall only be required if such action by such court, regulator or other legally authorized body, as applicable, is final and non-appealable.

Other Matters:
The Board may amend this Policy from time to time in its sole and absolute discretion. This Policy and determinations and decisions made by the Compensation Committee pursuant to this Policy shall be binding and enforceable against all Specified Officers and their beneficiaries, heirs, executors, administrators or other legal representatives. This Policy shall cease to apply in the event the Company ceases to have a class of securities listed on a national securities exchange or national securities association.
This Policy shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts of law thereof or of any other jurisdiction. Any dispute, controversy or claim arising out of or relating to this Policy shall be administered by and in accordance with the then-existing JAMS Comprehensive Arbitration Rules and Procedures. Any dispute regarding the scope of the arbitration (including the matters subject to arbitration and any legal issues arising in the arbitration) shall be resolved by the arbitrators. The parties shall each bear their own expenses in connection with any dispute under or relating to this Policy.
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